Exhibit 10.310

ENDO HEALTH SOLUTIONS INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is hereby entered into as of May 18, 2015, by and between Endo Health Solutions Inc. (the “Company”), a wholly-owned subsidiary of Endo International plc (“Endo”), and Paul Campanelli (“Executive”) (hereinafter collectively referred to as “the parties”).
RECITALS:
A.    WHEREAS, Endo entered into a Merger Agreement (the “Merger Agreement”) on the date hereof with Par Pharmaceuticals Holdings, Inc. (“Par”), among others, whereby Endo is acquiring all of the outstanding shares of common stock of Par pursuant to the terms and subject to the conditions of the Merger Agreement;
B.    WHEREAS, following such acquisition, Executive will serve as Group President, Generics of Par Pharmaceutical, Inc. (a subsidiary of Par), and an executive officer of Endo, on such terms and conditions as set forth herein; and
C.    WHEREAS, in order to reflect such terms and conditions, the parties hereto desire to replace Executive’s Employment Agreement dated as of May 3, 2012 (the “Prior Employment Agreement”) with this Agreement effective on the consummation of the transactions contemplated by the Merger Agreement (the “Merger”).

In consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.
Term. The term of Executive’s employment under this Agreement shall be for the period commencing on the consummation of the Merger (the “Employment Commencement Date”) and ending, subject to earlier termination as set forth in Section 6, on the third anniversary of the Employment Commencement Date (the “Employment Term”). This Agreement shall be null and void in the event that the Merger is not consummated and will terminate upon the termination of the Merger Agreement in accordance with the terms of the Merger Agreement.

2.	Employment. During the Employment Term:

a.
Executive shall be assigned with the duties and responsibilities of Group President, Generics of Par Pharmaceutical, Inc. as may reasonably be assigned to Executive from time to time by the President and Chief Executive Officer of Endo or by the Board of Directors of Endo (the “Board”) or a committee of the Board. Executive shall perform such duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar executive capacity at a similar company. If, at any time, Executive is elected as a director or officer of Endo or any of Endo’s affiliates, Executive will fulfill Executive’s duties as such director or officer without additional compensation.

b.
Executive shall devote Executive’s substantially full-time business attention to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, Executive may (i) subject to the prior written approval of the Board, serve on one (1) public company board of directors (other than Endo), and (ii) serve on civil, charitable or non-profit boards or committees, or manage personal and family investments and affairs, participate in industry organizations and deliver lectures at educational institutions, in case of each of (i) or (ii) so long as such service and activity does not interfere, individually or in the aggregate, with the performance of his responsibilities hereunder and subject to the code of conduct and other applicable written policies of the Company and its affiliates as in effect from time to time.

c.	Executive shall be subject to and shall abide by each of the personnel and compliance policies of the Company and its affiliates applicable and communicated in writing to senior executives.

3.	Sign-On Compensation

a.
Initial Performance Share Unit Grant. On the first trading day following the Employment Commencement Date (the “Grant Date”), Executive shall receive a grant of performance share units (“Initial PSUs”) under Endo’s Amended and Restated 2010 Stock Incentive Plan or any successor plan thereto (the “Plan”). The number of Initial PSUs shall be equal to $1,900,000, divided by the Fair Market Value (as defined in the Plan) of an Endo ordinary share as of the Grant Date (rounded down to the nearest whole share). The Initial PSUs shall vest on the third anniversary of the Grant Date, provided Executive is then employed by the Company or one of its affiliates and subject to the achievement of the applicable performance goals, as determined by the Compensation Committee of the Board (the “Committee”). All Initial PSUs shall be subject to the terms and conditions of the Plan and applicable award agreement.

b.
Initial Restricted Stock Unit Grant. On the Grant Date, Executive shall receive a grant of restricted stock units under the Plan (the “Initial RSUs”). The number of Initial RSUs shall be equal to $950,000, divided by the Fair Market Value of an Endo ordinary share as of the Grant Date (rounded down to the nearest whole share). The Initial RSUs shall vest ratably over a four-year period, 25% on each anniversary of the Grant Date, provided Executive is employed on such dates by the Company or one of its affiliates. All Initial RSUs shall be subject to the terms and conditions of the Plan and applicable award agreement.

c.
Initial Stock Option Grant. On the Grant Date, Executive shall receive a grant of nonqualified stock options under the Plan (the “Initial Stock Options”) valued at $950,000 using a Black Scholes valuation based on the closing price of Endo’s ordinary shares on the Grant Date with methodology determined by the Committee in its sole discretion (rounded down to the nearest whole share). The Initial Stock Options shall vest ratably over a four-year period, at a rate of 25% percent of the total Initial Stock Options on each of the four anniversaries of the Grant Date, provided Executive is employed on such dates by the Company or one of its affiliates. The Initial Stock Options shall be subject to the terms and conditions set forth in the Plan and applicable award agreement.

d.
Share Purchase Requirement and Matching Share Unit Grant. Within thirty (30) days following the Employment Commencement Date, Executive shall purchase, on the market and during periods of open trading in accordance with applicable law, Endo ordinary shares with an aggregate purchase price of at least fifteen percent (15%) of the after-tax proceeds that Executive receives in connection with the Merger from the cancellation of his Par option awards (the “Purchased Shares”); provided, however, if Executive is precluded from completing such purchases in the marketplace due to being subject to blackout periods or other restrictions on his ability to purchase such shares due to his possession of material inside information, the Company shall extend the period of time to complete such market purchases such that Executive shall have a reasonable opportunity to complete the purchase of the Purchased Shares. Notwithstanding the foregoing, Executive may satisfy his obligation to purchase such Purchased Shares by retaining all or a portion of the Endo ordinary shares received in the Merger (with such shares valued for purposes of the purchase obligation using the Parent VWAP (as defined in the Merger Agreement)). Executive shall be required to retain Purchased Shares with a purchase price of $5,000,000 for three years following the Employment Commencement Date and Executive shall be required to retain the balance of the Purchased Shares for one year following the Employment Commencement Date, to the extent, in either case, that he remains employed by the Company during each such period. In connection with such share ownership requirements, Executive shall receive matching share units equal to one matching share unit for each ordinary share of Endo purchased, up to $5,000,000 in purchases. Such matching share units shall be subject to the terms and conditions set forth in the matching share unit agreement attached hereto as Exhibit A.

4.	Annual Compensation and Equity Grants.

a.
Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of $950,000 per annum or such increased amount as the President and Chief Executive

Officer of Endo or the Committee may from time to time determine, and which shall be reviewed for such increase annually, with the first such planned review to occur no later than March 2016 (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives, but no less frequently than monthly.

b.
Incentive Compensation. For each fiscal year of the Company ending during the Employment Term, beginning with the 2015 fiscal year, Executive shall be eligible to receive annual cash incentive compensation. Executive shall be eligible to receive a target annual cash bonus of 80% of Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”), with the opportunity to receive a maximum annual cash bonus in accordance with the terms of the applicable annual cash bonus plan as in effect from time to time. Any bonus payment shall be subject to the achievement of performance targets as set by the Committee. Such annual cash bonus shall be paid in no event later than March 15th of the taxable year following the end of the taxable year to which the performance targets relate, provided that Executive is employed by the Company or one of its affiliates through December 31st of the applicable fiscal year and any performance targets established by the Committee for the applicable fiscal year have been achieved. For 2015, Executive’s Target Bonus shall not be pro-rated.

c.
Equity Compensation. For each fiscal year or part thereof during the Employment Term, beginning with grants made in 2016 with respect to 2015 performance, Executive shall be eligible to receive equity-based compensation with a targeted grant date Fair Market Value equal to 250% of Executive’s Base Salary for such fiscal year. All such equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreements, and in all cases shall be as determined by the Committee. For the annual grant to be made in 2016, Executive’s annual grant shall not be pro-rated.

5.	Other Benefits.

a.
Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company or its affiliates and made available to employees of the Company generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, to the extent Executive is eligible under the terms of such plans. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

Executive is responsible for any taxes that may be due based upon the value of the benefits provided.

b.
Executive Benefits. During the Employment Term, Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company or its affiliates for the purpose of providing compensation and/or benefits to comparable executive employees of the Company, including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder. Executive is responsible for any taxes that may be due based upon the value of the benefits provided.

c.
Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company or its affiliates to its senior executives. For the avoidance of doubt, Executive shall not be entitled to any excise tax gross-up under Section 280G or 4999 of the Internal Revenue Code (or any successor provision) or any other tax gross-up.

d.
Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder that have been incurred in accordance with the Company’s business expense and travel and entertainment policies in effect from time to time. Such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

e.
Office and Facilities. During the Employment Term, Executive shall be provided with an appropriate office, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of Executive’s duties hereunder.

f.	Paid Time Off. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of Executive’s employment under this Agreement in accordance with the Company’s policies as in effect from time to time, pursuant to the following:

i.
Executive shall be entitled to annual vacation in accordance with the vacation policies of the Company as in effect from time to time, which shall in no event be less than four (4) weeks per year; vacation must be taken at such time or times as approved by Endo’s President and Chief Executive Officer; and

ii.	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

6.
Termination. The Employment Term and Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not have any duties or responsibilities to the Company after Executive’s termination of employment that would preclude Executive from having a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), upon such termination of employment.

a.
Disability. The Company may terminate Executive’s employment, on written notice to Executive after having reasonably established Executive’s Disability (as defined below). For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, Executive is unable to perform the core functions of Executive’s position (with or without reasonable accommodation) or is receiving income replacement benefits for a period of three (3) months or more under an accident and health plan covering employees of the Company. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.

b.	Death. Executive’s employment shall be terminated as of the date of Executive’s death.

c.
Cause. The Company may terminate Executive’s employment for “Cause” by providing a Notice of Termination (as defined in Section 7 below) that notifies Executive of his termination for Cause (as defined below), effective as of the date of such notice. “Cause” shall mean, for purposes of this Agreement: (a) the continued failure by Executive to use good faith efforts in the performance of Executive’s duties under this Agreement (other than any such failure resulting from Disability or other allowable leave of absence); (b) the criminal felony indictment of Executive by a court of competent jurisdiction; (c) the engagement by Executive in misconduct that has caused, or, is reasonably likely to cause, material harm (financial or otherwise) to the Company or its affiliates; such harm may be caused by, without limitation, (i) the unauthorized disclosure of material secret or Confidential Information (as defined in Section 10(d) below) of the Company or any of its affiliates, (ii) the debarment of the Company or any of its affiliates by the U.S. Food and Drug Administration or any successor agency (the “FDA”) or any non-U.S. equivalent, or (iii) the registration of the Company or any of its affiliates with the U.S. Drug Enforcement Administration of any successor agency (the “DEA”) to be revoked; (d) the debarment of Executive by the FDA; (e) the continued material breach by Executive of this Agreement, or (f) Executive makes, or is found to have made, a certification relating to the Company’s financial statements and public filings that is known to Executive to be false. Notwithstanding the foregoing, prior to having “Cause” for Executive’s termination (other than as described in clauses (b) and (d) above), the Company must deliver a written demand to Executive which specifically identifies the conduct that may provide grounds for Cause within ninety (90) calendar days of the Company’s actual knowledge of such conduct, events or circumstances, and Executive must have failed to cure such conduct (if curable) within thirty (30) days after such demand. References to the Company in subsections (a) through (f) of this paragraph shall also include affiliates of the Company.

d.
Without Cause. The Company may terminate Executive’s employment other than for Cause, Disability or death. The Company shall deliver to Executive a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment other than for Cause, Disability or death, and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period.

e.
Termination by Executive Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment, and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period.

f.
Termination by Executive for Good Reason. Executive may terminate employment with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason.

The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period. For purposes of this Agreement, “Good Reason” means any of the following without the Executive’s written consent: (a) a material diminution in Executive’s Base Salary, Target Bonus (provided that failure to earn a bonus equal to or in excess of the Target Bonus by reason of failure to achieve applicable performance goals shall not be deemed Good Reason) or benefits; (b) a material diminution of his position, responsibilities, duties or authorities from those in effect as of the Employment Commencement Date; (c) any change in reporting structure such that Executive is required to report to someone other than the Company’s President and Chief Executive Officer, the Board or a committee of the Board; (d) following Executive’s relocation, any requirement by the Company that Executive’s principal place of employment be moved to a location that is more than fifty (50) miles from the current location of Executive’s principal place of employment; or (e) any material breach by the Company of its obligations under this Agreement. Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Executive learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

7.
Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice, in the manner described in Section 14(j) below).

8.	Compensation Upon Termination.

a.
Termination by the Company for Cause or by Executive Without Good Reason During the Employment Term. If Executive’s employment is terminated (A) by the Company for Cause or (B) by Executive Without Good Reason, in either case during the Employment Term, the Company shall provide Executive with the following payments and benefits:

i.	any accrued and unpaid Base Salary;

ii.	any annual cash incentive compensation earned but unpaid in respect of any completed fiscal year preceding the termination date;

iii.
reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date in accordance with the Company’s expense reimbursement and travel and entertainment policies in effect from time to time;

iv.	any accrued and unpaid vacation pay;

v.
any previous compensation that Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Executive’s termination date; and

vi.
any amount or benefit as provided under any plan, program, agreement or corporate governance document of the Company or its affiliates that are then-applicable (the “Company Arrangements”), in accordance with the terms thereof.

(the foregoing items in Sections 8(a)(i) through 8(a)(vi) being collectively referred to as the “Accrued Compensation”).

b.	Termination by the Company for Disability. If Executive’s employment is terminated by the Company for Disability, the Company shall pay or provide to Executive:

i.	the Accrued Compensation;

ii.
an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had Executive continued in employment until the end of such fiscal year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive shall be multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”) and shall be payable in a lump sum payment at the time such bonus or incentive awards are payable to other participants;

iii.
accelerated vesting, non-forfeitability and exercisability, as of the termination date, of the Initial RSUs and the Initial Stock Options, which shall remain exercisable in accordance with its terms; and

iv.
continued coverage for Executive and Executive’s dependents under any health, medical, dental, vision or life insurance program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination, for two (2) years following such termination on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which such two year period shall run concurrently with the COBRA period, and which coverage shall become secondary to any coverage provided to Executive by a subsequent employer and to any Medicare coverage for which Executive becomes eligible (provided, however, the parties agree to cooperate such that the continued coverage is, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code).

Further, upon Executive’s Disability (irrespective of any termination of employment related thereto), the Company shall pay Executive for twenty-four (24) consecutive months thereafter regular payments in the amount by which the monthly Base Salary exceeds Executive’s monthly Disability insurance benefit.

c.	Termination By Reason of Death. If Executive’s employment is terminated by reason of Executive’s death, the Company shall pay or provide to Executive’s beneficiaries:

i.	the Accrued Compensation;

ii.	the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants;

iii.
accelerated vesting, non-forfeitability and exercisability, as of the termination date, of the Initial RSUs and the Initial Stock Options, which shall remain exercisable in accordance with its terms; and

iv.
continued coverage for Executive’s dependents under any health, medical, dental, vision or life insurance program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination, for two (2) years following such termination on terms no less favorable to Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which such two year period shall run concurrently with the COBRA period (provided, however, that to the extent practicable, such continued coverage shall be provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code).

d.
Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability) or by Executive for Good Reason, in each case during the Employment Term, Executive shall be entitled to the benefits provided in this Section 8(d):

i.	the Accrued Compensation;

ii.	the Pro Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants;

iii.
accelerated vesting, non-forfeitability and exercisability, as of the termination date, of the Initial RSUs and the Initial Stock Options, which shall remain exercisable in accordance with their terms;

iv.
subject to Executive’s compliance with Section 14(g) hereof, a lump sum payment equal to two (2) times the sum of Executive’s Base Salary and Target Bonus as in effect immediately prior to Executive’s termination of employment. Such payment shall be made on the 60th day following the date of Executive’s termination of employment; and

v.
subject to Executive’s compliance with Section 14(g) hereof, the Company shall provide Executive and Executive’s dependents with continued coverage under any health, medical, vision, dental and life insurance program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination, for two (2) years following such termination on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which such two year period shall run concurrently with the COBRA period and which coverage shall become secondary to any coverage provided to Executive by a subsequent employer and to any Medicare coverage for which Executive becomes eligible (provided, however, the parties agree to cooperate such that the continued coverage is, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code).

e.
No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise and, except as provided in Sections 8(b)(iv) and 8(d)(v) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

f.	Survival. The Company’s obligations under this Section 8 shall survive the termination of the Employment Term.

9.	Certain Tax Treatment.

a.
Golden Parachute Tax. To the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other plan or agreement of the Company or any of its affiliates (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code or any successor provision thereto, or any similar tax imposed by state or local law, then Executive may, in his sole discretion, waive the right to receive any payments or distributions (or a portion thereof) by the Company in the nature of compensation to or for Executive’s benefit if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”), but only if such reduction results in a higher after-tax payment to Executive after taking into account the Excise Tax and any additional taxes Executive would pay if such Payments and benefits were not reduced. If so waived, the Company shall reduce or eliminate the Payments provided under Section 8, to effect the provisions of this Section 9 (with payments not subject to Section 409A of the Code being reduced first). The determination of the amount of Payments that would be required to be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by a reputable accounting firm selected by Executive and reasonably acceptable to the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the date of termination, if applicable, or such other time as specified by mutual agreement of the Company and Executive, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payments. The

Determination shall be binding, final and conclusive upon the Company and Executive.

b.
Ordering of Reduction.  In the case of a reduction in the Payments pursuant to Section 9(a), the Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

c.
Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts shall be paid to Executive under Section 8 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or death, if earlier), with interest for any cash payments so delayed, from the date such cash amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which the payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive, (iii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code, (iv) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise and (v) amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year.

10.	Records and Confidential Data.

a.
Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company and its affiliates will make available to Executive, or Executive will develop and have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

b.
Confidential Information will be kept confidential by Executive, will not be used in any manner that is detrimental to the Company or its affiliates, will not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and will be safeguarded by Executive from unauthorized disclosure; provided, however, that Confidential Information may be disclosed by Executive (v) to the Company and its affiliates, or to any authorized agent or representative of any of them, (w) in connection with performing his duties hereunder, (x) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive notify the Company prior to such disclosure, (y) in the course of any proceeding under Section 13 or 14 of this Agreement or (z) in confidence to an attorney or other professional advisor for the purpose of securing professional advice, so long as such attorney or advisor is subject to confidentiality restrictions no less restrictive than those applicable to Executive hereunder.

c.
Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information that is in his possession or control and Executive will destroy all of his copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive,

Executive shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 10(c).

d.	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation,

i.
trade secrets concerning the business and affairs of the Company and its affiliates, product specifications, data, know-how, formulae, compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

ii.
information concerning the business and affairs of the Company and its affiliates (which includes unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known, personnel training and techniques and materials) however documented; and

iii.
notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its affiliates containing or based, in whole or in part, on any information included in the foregoing. For purposes of this Agreement, Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information that is required to be disclosed by law or legal process.

e.
Nothing herein or elsewhere shall preclude Executive from retaining and using (i) his personal papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, personal files, rolodex (and paper/electronic equivalents) and phone books (so long as no such materials are covered by any Company hold order), (ii) documents relating to his personal entitlements and obligations, and (iii) information that is necessary for his personal tax purposes.

11.	Covenant Not to Solicit, Not to Compete, Not to Disparage and to Cooperate in Litigation.

a.
Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and its affiliates as well as the goodwill and competitive business of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of eighteen (18) months after Executive’s cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company or its affiliates; provided that the foregoing shall not apply to Executive’s personal assistant. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or its affiliates to cease employment with the Company and its affiliates (except in the course of Executive’s duties to the Company) or to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 11(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided, that solicitation through general advertising not targeted at the Company’s or its affiliates’ employees or the provision of references shall not constitute a breach of such obligations.

b.	Covenant Not to Compete.

i.
To protect the Confidential Information and other trade secrets of the Company and its affiliates as well as the goodwill and competitive business of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of eighteen (18) months after Executive’s cessation of employment with the Company, that Executive will not, except in the course of Executive’s employment hereunder, directly or indirectly manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, or render services or advice to, any third party, or any business, whose products compete in whole or in part with the products or services (both on market and in development) material to the Company or any business unit on the termination date that constitutes more than 5% of the Company’s revenues on the termination date; provided, however, that Executive may in any event (x) own up to a 5% passive ownership interest in any public or private entity and (y) serve on the board of any business that competes with the business of the Company and its affiliates as an immaterial part of its overall business, provided that he recuses himself fully and completely from all matters relating to such business.

ii.
For purposes of this Section 11(b), any third party, or any business, whose products compete includes any entity with which the Company or any of its affiliates has a product(s) licensing agreement at the date of the cessation of Executive’s employment with the Company and any entity with which the Company or any of its affiliates is, as of the date of the cessation of Executive’s employment with the Company, to the knowledge of Executive (as reflected by the deliberations of the Company’s senior leadership team), negotiating, and eventually concludes within twelve (12) months of the Employment Term, a product licensing or acquisition agreement.

c.
Nondisparagement. Executive covenants that during and following the Employment Term, Executive will not disparage or encourage or induce others to disparage the Company or its affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its affiliates. The Company agrees that during and following the Employment Term, neither the Company nor any Affiliate (in any authorized corporate communication), nor any director or officer of either of them, will issue any written statement that disparages Executive or encourages or induces others to disparage Executive. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons, or (ii) the business reputation of the Company Entities and Persons. Nothing in this Agreement is intended to or shall prevent either party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

d.
Cooperation in Any Investigations and Litigation. Executive agrees that Executive will reasonably cooperate with the Company and its affiliates, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive becomes involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information. The Company agrees to promptly reimburse Executive for reasonable expenses reasonably incurred (including travel expenses, attorneys’ fees and other expenses of counsel) by Executive, in connection with Executive’s cooperation pursuant to this Section 11(d). Such reimbursements shall be made as soon as practicable but in any event within sixty (60) days following Executive’s submission of a written invoice to the Company describing such expenses in reasonable detail, and in no event later than the calendar year following the year in which the expenses are incurred. Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to Endo’s Chief Legal Officer so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.

e.
Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Section 11 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 11 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

f.	Survival. Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12.
Remedies for Breach of Obligations under Sections 10 or 11 hereof. Executive acknowledges that the Company and its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 10 or 11 hereof. Accordingly, Executive agrees that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 10 or 11 hereof in any Federal or state court sitting in the State of Delaware, or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

13.	Representations and Warranties.

a.
The Company represents and warrants that (i) it is fully authorized to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

b.
Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

14.	Miscellaneous.

a.	Successors and Assigns.

i.
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or to an affiliate of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

ii.
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

b.
Fees and Expenses. The Company shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $25,000, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Such reimbursement shall be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

c.
Indemnification. Executive shall be indemnified by the Company to the maximum extent permitted by applicable law and the memorandum and articles of association of Endo. In addition, the Company agrees to maintain, at the Company’s sole expense, a director’s and officers’ liability insurance policy covering Executive both during the Employment Term and while the potential liability exists (but in no event longer than six (6) years) after the Employment Term, that is no less favorable than the policy covering other similarly-situated executive officers of the Company from time to time. The obligations under this paragraph shall survive termination of the Employment Term.

d.
Right to Counsel. Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

e.
Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of Endo’s Chief Legal Officer. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

f.
Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

g.
Release of Claims. The termination benefits described in Section 8(d)(iv) and (v) of this Agreement shall be conditioned on Executive delivering to the Company, a signed release of claims in the form of Exhibit B hereto within forty-five (45) days or twenty-one (21) days, as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, following Executive’s termination date, and not revoking Executive’s consent to such release of claims within seven (7) days of such execution; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 14(c) of this Agreement or under any other indemnification agreement entered into between Executive and the Company.

h.
Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company and any of its affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

i.
Executive Acknowledgement. Executive acknowledges that he will be subject to stock ownership guidelines, requiring Executive to own shares equal to two times his Base Salary, as implemented and updated from time to time by the Committee.

j.
Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or noncompliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

k.
Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

l.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

m.
No Conflicts. Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. The Company represents and warrants to Executive that the Company is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit the Company’s ability to execute this Agreement or to carry out the Company’s duties and responsibilities hereunder.

n.
Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its affiliates (including, without limitation, any provisions relating to notice requirements and post-employment restrictions), the provisions of this Agreement shall control, unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

o.
Beneficiaries/References. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

p.
Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive the Employment Term and any termination of Executive’s employment. Without limiting the generality of the forgoing, the provisions of Section 8, 10, 11, and 12 shall survive the Employment Term.

q.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

r.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. By executing this Agreement, Executive expressly acknowledges that the consummation of the Merger and the changes to the terms and conditions of his employment set forth in this Agreement shall not constitute Good Reason under either this Agreement or the Prior Employment Agreement.

s.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

15.	Certain Rules of Construction.

a.	The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

b.	Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.

c.	The term “including” is not limiting and means “including without limitation.”

d.
References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.

e.	References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

f.	References to “$” are to United States Dollars.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

ENDO HEALTH SOLUTIONS INC.

By:	/s/ RAJIV DE SILVA
Name:	Rajiv De Silva
Title:	President & Chief Executive Officer

EXECUTIVE

By:	/s/ PAUL CAMPANELLI
Name:	Paul Campanelli

Exhibit A
Grant No.:
ENDO INTERNATIONAL PLC
MATCHED PERFORMANCE AWARD AGREEMENT
UNDER THE 2015 STOCK INCENTIVE PLAN

This Matched Performance Award Agreement (this “Award Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Endo International plc, an Irish public limited company (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2015 Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant:

Number of Shares Underlying the Matched Performance Award:

Date of Grant:

Performance Period:	The period beginning on Date of Grant and ending on the third anniversary of the Date of Grant.

Vesting Date:    [third anniversary of date of grant]

1.    Grant of Matched Performance Awards. The Company hereby grants to the Participant the total number of restricted stock units set forth above (the “Matched Performance Award”), subject to all of the terms and conditions of this Award Agreement and the Plan.

2.     Form of Payment and Vesting. The Matched Performance Award shall represent the right to receive the number of shares of Company Stock set forth above on the first business day following the last day of the Performance Period (the “Vesting Date”), if (a) the Committee (or such individuals or entity designated by the Committee) determines that a number of shares of Company Stock equal to the Matched Performance Award, as determined in accordance with Exhibit A hereto, has been earned, (b) except as provided in Paragraph 4 of this Award Agreement, the Participant is employed by the Company or one of its Subsidiaries through the Vesting Date, and (c) the Matched Performance Award has not been forfeited in accordance with the provisions of Section 3(a) of this Award Agreement. Notwithstanding the above, earned shares of Company Stock shall be treated as delivered on the first business day following the Vesting Date (the “Delivery Date”) provided that they are delivered on a date following the Delivery Date that is in the same calendar year as the Delivery Date or, if later, by the fifteenth day of the third calendar month following the Delivery Date. If the Matched Performance Award is not earned in accordance with the provisions of Exhibit A as of the Vesting

1

Date, as determined by the Committee (or its designee), the Matched Performance Award shall be immediately forfeited.

3.    Restrictions.

(a) Additional Forfeiture Provisions. If (i) prior to the Vesting Date, the Participant sells (or otherwise disposes of in a manner not specifically approved by the Committee) any Match Eligible Shares (as defined below) or (ii) during the six months following the Date of Grant, the Participant sells (or otherwise disposes of in a manner not specifically approved by the Committee) any shares of Company Stock, whether or not Match Eligible Shares, the Matched Performance Award shall be forfeited. For purposes of this Award Agreement, “Match Eligible Shares” shall mean the shares of Company Stock that the Participant acquires in accordance with Section 3(d) of the Participant’s employment agreement dated as of [DATE] (the “Employment Agreement”) for which the Participant has received a corresponding Matched Performance Award under this Agreement.

(b) Notification Requirements. The Participant hereby agrees to notify the Company of (i) any Common Shares that the Participant sells during the six month period following the Date of Grant and (ii) any Match Eligible Shares that the Participant sells prior to the Vesting Date and the Company, in its sole discretion, has the authority to determine whether such sale results in the forfeiture of the Matched Performance Award in accordance with the terms of this Award Agreement.

(c) Sales Restrictions. The Matched Performance Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture and until any additional requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

4.     Termination of Employment Services; Disability.

(a) Termination of Employment For Cause. Upon a Participant’s termination of employment with the Company and its Subsidiaries for Cause prior to the Vesting Date, the Participant’s Matched Performance Award shall be forfeited as of the date of such termination of employment.

(b) Termination of Employment On Account of Death. Upon termination of a Participant’s employment on account of death prior to the Vesting Date, the Participant’s Matched Performance Award shall vest as of the date of such termination of employment and shall be settled in shares of Company Stock for the benefit of the Participant’s estate no later than the end of the calendar year in which the Participant’s death occurs or, if later, by the fifteenth day of the third calendar month following the Participant’s death.

(c) Termination of Employment On Account of Voluntary Retirement with Consent of Company. In the event of the Participant’s voluntary Retirement with the consent of

2

the Company prior to the Vesting Date, the Participant’s Matched Performance Award shall continue to be eligible to vest in accordance with the performance-based vesting conditions set forth on Exhibit A hereto regardless of such termination of employment.

(d) Disability. If the Participant incurs a Disability that also constitutes a “disability” within the meaning of Section 409A of the Code prior to the Vesting Date, the Participant’s Matched Performance Award shall continue to be eligible to vest in accordance with the performance-based vesting conditions set forth on Exhibit A hereto regardless of any subsequent termination of employment.

(e) Termination of Employment by the Company without Cause or by the Participant for Good Reason. Upon termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason (as such terms are defined in the Employment Agreement), the Participant shall vest in a prorated portion of the Matched Performance Award (as detailed below) if the applicable performance criteria are achieved, measured as of the date of the Participant’s termination of employment, multiplied by a fraction, the numerator of which is the number of months of Participant’s service during the Performance Period and the denominator of which is the total number of months in the Performance Period. The vested portion of the Matched Performance Award shall be settled in shares of Company Stock immediately following such termination. Notwithstanding the foregoing, (i) if termination of the Participant’s employment occurs prior to the first anniversary of the Date of Grant, the Total Shareholder Return (as defined in Exhibit A) will be determined as though the date of the Participant’s termination of employment is the one-year anniversary of the Date of Grant and (ii) the Committee (or such individual or individuals authorized by the Committee) may, in its discretion, exercise negative discretion to determine payout achievement.

(f) Termination of Employment For Any Other Reason. Unless otherwise provided in an individual agreement with the Participant, if the Participant terminates employment with the Company and its Subsidiaries prior to the Vesting Date for any reason other than the reasons enumerated in Subparagraphs (a) through (e) above, the Participant’s Matched Performance Award as of the date of termination shall be forfeited.

5.    Change in Control. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control prior to the Vesting Date,
(a)    if the Matched Performance Award is assumed or substituted (within the meaning of the Plan) in connection with such Change in Control, and the Participant incurs a termination of service by the Company or its Subsidiary without Cause or by the Participant for Good Reason during the 24-month period following such Change in Control, then the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to the Matched Performance Award shall lapse and the Matched Performance Award shall be settled in shares of Company Stock on the date of such termination based on achievement of applicable performance criteria, measured as of the date of such termination; provided, however, if such termination of service occurs prior to the first anniversary of the Date of Grant, the Total Shareholder Return will be determined based on an assumed measurement period of one year.

3

(b)     if the Matched Performance Award is not assumed or substituted in connection with such Change in Control, then the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to the Matched Performance Award shall lapse and the Matched Performance Award shall be settled in shares of Company Stock immediately prior to the Change in Control based on achievement of applicable performance criteria, measured as of the date of the Change in Control; provided, however, if the Change in Control occurs prior to the first anniversary of the Date of Grant, the Total Shareholder Return will be determined based on an assumed measurement period of one year.
(c)     Any portion of the Matched Performance Award that could have been earned in accordance with Section 5(a) or Section 5(b) that is not earned (in accordance with such provisions) shall be immediately forfeited on the date of termination or on the date of the Change in Control, as applicable.

6.    Change in Control Definition. Notwithstanding anything to the contrary in the Plan, for purposes of this Award Agreement, Change in Control means and shall be deemed to have occurred upon the first of the following events to occur:
(a)    Any “Person” (as defined below) is or becomes the “beneficial owner” (“Beneficial Owner”) within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its “Affiliates” (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of Subparagraph (c) below; or
(b)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(c)    There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in (i) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding

4

securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (ii) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.
For purposes hereof, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) with respect to any Award that constitutes a deferral of compensation subject to Section 409A of the Code, no such Award shall become payable as a result of the occurrence of a Change in Control unless such Change in Control also

5

constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.

7.    No Shareholder Rights Prior to Vesting. The Participant shall have no rights of a shareholder (including the right to distributions or dividends) until shares of Company Stock are issued pursuant to the terms of this Award Agreement.

8.    Matched Performance Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted, in a manner to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except as expressly provided by Paragraph 6 of this Award Agreement.

9.    No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause.

10.    Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from any Matched Performance Award granted hereunder or other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment of any Matched Performance Award.

11.    Section 409A Compliance. The Matched Performance Award is intended to comply with Code Section 409A to the extent subject thereto and shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan or Award Agreement to the contrary, no payment or distribution under this Award Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Participant’s termination of employment or service with the Company will be made to the Participant until the Participant’s termination of employment or service constitutes a “separation from service” (as defined in Code Section 409A). For purposes of this Award Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Code Section 409A. If a participant is a “specified employee” (as defined in Code Section 409A), then to the extent necessary to avoid the

6

imposition of taxes under Code Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” or (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 11 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award Agreement will be paid in accordance with the normal payment dates specified for them herein.

12.    Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

13.    Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

14.    No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

15.    Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.

16.    Entire Matched Performance Award Agreement. This Award Agreement (including Exhibit A) and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

17.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Paragraph.

18.    Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

1.    19.    Notices. All notices and other communications under this Award Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

7

If to Company:    Endo International plc
c/o Endo Health Solutions Inc.
1400 Atwater Drive
Malvern, PA 19355
Attention: Treasurer

If to the Participant:    At the address noted above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

20.    Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

2.    21.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Matched Performance Award subject to all the terms and conditions of the Plan and this Award Agreement.
3.
4.    22.    No Compensation for Loss of Rights. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of the Company or any of its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.
5.
6.    23.    Severability. All the terms and provisions of this Award Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Award Agreement, and the enforceability, legality and validity of the remainder of this Award Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.
7.
8.    24.    Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and providing the Company and/or the Subsidiary’s agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to a country outside the country in which the Participant provides services including to a country which may not have the same level of data

8

protection laws as his/her home country. The Participant acknowledges that s/he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his/her local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.
25.    Additional Matters.    This Award Agreement is intended to comply with the applicable laws of any country or jurisdiction where the Matched Performance Award is granted under the Plan, and all provisions hereof shall be construed in a manner to so comply.

9

9.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth above.

ENDO INTERNATIONAL PLC
BY

Name:	Rajiv De Silva
Title:	President & Chief Executive Officer

PARTICIPANT

Signature

Print Name:	Rajiv De Silva

10

EXHIBIT A

The Participant will be entitled to receive a number of shares of Company Stock on the Delivery Date equal to (i) the total number of restricted stock units underlying the Matched Performance Award multiplied by (ii) a percentage (the “Matching Percentage”) determined by reference to Total Shareholder Return (as defined below) in accordance with the following:

If the Total Shareholder Return is less than 33%, the Matching Percentage will be 0%.

If the Total Shareholder Return is 33% or higher, but less than 66%, the Matching Percentage will be 33.33%.

If the Total Shareholder Return is 66% or higher, but less than 100%, the Matching Percentage will be 66.67%.

If the Total Shareholder Return is 100% or higher, the Matching Percentage will be 100%.
“Total Shareholder Return” shall mean the appreciation of the Per Share Price during the Performance Period, plus any dividends paid on Company Stock during such Performance Period.
“Per Share Price” shall mean the average of the closing prices of shares of Company Stock (on the national securities exchange on which the Company Stock is principally traded) during the thirty (30) consecutive trading days ending on the day prior to the applicable measurement date.

11

The determination of Total Shareholder Return will be made in the sole discretion of Board, after the end of the Performance Period. The Board also has discretion to accelerate the vesting of all or a portion of the Participant’s Matched Performance Award based upon the overall performance of the Company and/or the Participant or based upon any change in business conditions, provided that the exercise of such discretion would not cause a Matched Performance Award that would otherwise be deducible as “performance-based” compensation within the meaning of Section 162(m) of the Code to become non-deductible

12

EXHIBIT B

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made by and between Paul Campanelli (“Executive”) and Endo Health Solutions, Inc. (the “Company”).

1.
FOR AND IN CONSIDERATION of the payments and benefits provided in Section 8(d)(iv) and (v) of the Employment Agreement between Executive and the Company dated as of May 18, 2015, (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company; (d) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (e) any rights Executive may have as a general shareholder of the Company; (f) Executive’s ability to bring appropriate proceedings to enforce the Release; and (d) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that,

13

except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

2.
Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.
Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least [twenty-one (21)][forty-five (45)] calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: ___________. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4.
It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in

14

any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

ENDO HEALTH SOLUTIONS INC.	Paul Campanelli

Dated:	Dated:

15